Exhibit 23.2

                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

In May 2002, The Ziegler Companies, Inc. announced that the Board of Directors ended the engagement of Arthur Andersen LLP as the Company's independent public accountants. The Company subsequently engaged KPMG LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2002. For more information, see the Company's current reports on Form 8-K, dated May 31, 2002 and July 24, 2002, respectively.

After reasonable efforts, the Company has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of Arthur Andersen LLP's reports on the Company's consolidated financial statements and related financial statement schedules for each of the two years ended December 31, 2001, which are included or incorporated by reference in this Form 10-K, into the following Registration Statements:

1. Registration Statement on Form S-8 (Registration No. 33-39543) -- 1989 Employees' Stock Purchase Plan

2. Registration Statement on Form S-8 (Registration No. 33-74636) -- 1993 Employees' Stock Incentive Plan

3. Registration Statement on Form S-8 (Registration No. 333-33476)--Certain plans of The Ziegler Companies, Inc.

Accordingly, the Company has omitted Arthur Andersen LLP's consent in reliance upon Rule 437a under the Securities Act of 1933, which permits the Company to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances.

Arthur Andersen LLP has not consented to the incorporation of their reports included in this Form 10-K into the Registration Statements listed above. Therefore, with respect to transactions in the Company's securities pursuant to the Registration Statements that are made on or after the date this annual report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company's consolidated financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those consolidated financial statements and thus no claim could be asserted against Arthur Andersen LLP under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.